Exhibit 99.1

GAMING AND LEISURE PROPERTIES, INC. ANNOUNCES THIRD QUARTER 2016 RESULTS

- Establishes 2016 Fourth Quarter Guidance and Revises Full Year Guidance -
- Declares 2016 Fourth Quarter Dividend of $0.60 per Common Share -

WYOMISSING, PA. — November 8, 2016 — Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (the “Company”), the first gaming-focused REIT in North America, today announced results for the quarter ended September 30, 2016.

Financial Highlights

	Three Months Ended September 30,
(in millions, except per share data)	2016 Actual	2016 Guidance (1)	2015 Actual
Net Revenue	$233.3	$233.9	$147.8
Net Income	$89.6	$89.0	$33.2
Funds From Operations (2)	$113.0	$112.6	$57.1
Adjusted Funds From Operations (3)	$158.6	$156.6	$82.2
Adjusted EBITDA (4)	$209.5	$208.1	$111.0

Net income, per diluted common share	$0.43	$0.43	$0.28

(1)  The guidance figures in the tables above present the guidance provided on August 9, 2016, for the three months ended September 30, 2016.

(2)  Funds from operations (“FFO”) is net income, excluding (gains) or losses from sales of property and real estate depreciation as defined by NAREIT.

(3)  Adjusted funds from operations (“AFFO”) is FFO, excluding stock based compensation expense, debt issuance costs amortization, other depreciation, amortization of land rights, straight-line rent adjustments and direct financing lease adjustments, reduced by capital maintenance expenditures.

(4)  Adjusted EBITDA is net income excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, stock based compensation expense, straight-line rent adjustments, direct financing lease adjustments and the amortization of land rights.

Gaming and Leisure Properties, Inc. Chief Executive Officer, Peter M. Carlino commented, “Our diverse, national portfolio of triple-net gaming assets continues to provide steady, predictable cash flows, as evidenced by our third quarter results. This was the first full quarter that we owned the 14 properties acquired from Pinnacle Entertainment, Inc. (NASDAQ: PNK) and we immediately benefited from these additional assets as our increased scale, combined with the ongoing stability of the regional gaming market, led to revenue growth of approximately 58% over the third quarter of 2015. Also during the quarter we added yet another high quality asset to our portfolio with the acquisition of the Meadows Racetrack and Casino ("the Meadows") real estate assets, while PNK purchased the operating assets and leased the Meadows real property assets under a separate triple-net lease. The total cost of the Meadows was $327.8 million which includes all fees and taxes. Post quarter-end, we committed to provide a new unsecured loan of up to $13.0 million to an affiliate of Casino Queen for their purchase of the Lady Luck Casino in Marquette, Iowa. At the time of funding of the new loan, Casino Queen will pay in full the remaining principal of their existing secured loan to the Company in the amount of $26.7 million. Looking ahead, we continue to pursue incremental acquisitions as our balance sheet naturally deleverages further, and while transaction activity in the regional gaming space remains lumpy, we believe there are opportunities for us to utilize our industry knowledge and relationships to create significant additional value. In the meantime, GLPI offers a stable, well supported dividend for investors combined with attractive long-term growth prospects. We remain on track to reach our stated goal of total company leverage of under 5.5 times Adjusted EBITDA, pro forma for a full year impact of both PNK and the Meadows, by year-end.”

The Company’s third quarter 2016 net income as compared to its guidance was impacted by the following:

•
Guidance did not include the Meadows closing, which caused a favorable variance to rental income of $1.6 million, offset by straight-line rent adjustments of $0.6 million and unfavorable variances to interest of $0.4 million and depreciation of $0.3 million;

•
Income from rental activities also had an unfavorable variance of $0.6 million, due to lower performance at Penn National Gaming, Inc.'s (NASDAQ: PENN) Hollywood Casino Columbus and Hollywood Casino Toledo;

•	Results from the TRS properties were unfavorable to guidance by $0.3 million;

•
Corporate expenses were approximately $0.8 million less than guidance primarily due to lower than anticipated legal expenses of $1.1 million, offset by a $0.3 million contribution to support our employees impacted by flooding in Baton Rouge, Louisiana;

•	Gain on sales of property was favorable to guidance by $0.4 million, primarily due to the sale of a parcel of land at the M Resort operated by PENN.

In addition, AFFO was impacted by $0.9 million of favorable capital maintenance expenditures for the quarter as compared to guidance.

Portfolio Update

GLPI owns approximately 4,350 acres of land and 15.1 million square feet of building space, which was 100% occupied as of September 30, 2016. At the end of the third quarter of 2016, the Company owned the real estate associated with 36 casino facilities and leases 18 of these facilities to PENN, 15 of these facilities to PNK and one to Casino Queen in East St. Louis, Illinois. Two of the gaming facilities, located in Baton Rouge, Louisiana and Perryville, Maryland, are owned and operated by a subsidiary of GLPI (GLP Holdings, Inc.) (the “TRS properties”).

Capital maintenance expenditures at the TRS properties were $0.5 million for the three months ended September 30, 2016.

Balance Sheet Update

The Company had $25.4 million of unrestricted cash on hand and $4.7 billion in total debt, including $1,125.0 million of debt outstanding under its unsecured credit facility term loans and $165.0 million outstanding under its unsecured credit facility revolver at September 30, 2016.  The Company’s debt structure at September 30, 2016 was as follows:

	As of September 30, 2016
	Interest Rate	Balance
		(in thousands)
Unsecured Term Loan A (1)	2.263%	$300,000
Unsecured Term Loan A-1 (1)	2.273%	825,000
Unsecured $700 Million Revolver (1)	2.285%	165,000
Senior Unsecured Notes Due 2018	4.375%	550,000
Senior Unsecured Notes Due 2020	4.875%	1,000,000
Senior Unsecured Notes Due 2021	4.375%	400,000
Senior Unsecured Notes Due 2023	5.375%	500,000
Senior Unsecured Notes Due 2026	5.375%	975,000
Capital Lease	4.780%	1,313
Total long-term debt		4,716,313
Less: unamortized debt issuance costs		(54,630)
Total long-term debt, net of unamortized debt issuance costs		4,661,683
Less: current maturities of long-term debt		(106)
Long-term debt, net of unamortized debt issuance costs and current maturities		$4,661,577

(1)       The rate on the term loan facilities and revolver is Libor plus 1.75%. The Company's revolver and $300.0 million term loan credit facility mature on October 28, 2018 and the incremental term loan of $825.0 million matures on April 28, 2021.

Financing
Through September 30, 2016, GLPI sold approximately 1.3 million shares of its common stock at an average price of $35.00 per share under its at the market ("ATM") program, which generated gross proceeds of approximately $46.3 million (net proceeds of approximately $45.7 million). The Company used the net proceeds from ATM Program to partially fund its acquisition of the Meadow's real estate assets.

Dividends

On August 3, 2016, the Company’s Board of Directors declared the third quarter dividend.  Shareholders of record on September 12, 2016 received $0.60 per common share, which was paid on September 23, 2016.  On November 4, 2016, the Company declared its fourth quarter 2016 dividend of $0.60 per common share, payable on December 16, 2016 to shareholders of record on December 5, 2016.

Guidance

The table below sets forth current guidance targets for financial results for the 2016 fourth quarter and full year, based on the following assumptions:

•	Reflects the acquisition of PNK's real estate assets, which closed on April 28, 2016, and the final accounting for the PNK direct financing lease;

•	Reflects the acquisition of the Meadows real estate assets, which closed on September 9, 2016 with PNK as the operator;

•	Reported rental income of approximately $685.6 million for the year and $203.9 million for the fourth quarter, consisting of:

(in millions)	Fourth Quarter	Full Year
Cash Rental Receipts
PENN	$110.8	$442.7
PNK	$101.4	$264.1
Casino Queen	$3.6	$14.2
PENN non-assigned land lease	$(0.7)	$(2.9)
Total Cash Rental Receipts	$215.1	$718.1

Non-Cash Adjustments
Straight-line rent	$(16.2)	$(58.7)
PNK direct financing lease	$(18.0)	$(48.5)
Property taxes paid by tenants	$20.8	$68.7
PNK land lease paid by tenant	$2.2	$6.0
Total Rent as Reported	$203.9	$685.6

•	Cash rent includes incremental escalator on the PENN building rent component effective November 1, 2016, which increases 2016 annual rent by $0.8 million;

•
TRS Adjusted EBITDA of approximately $35.8 million for the year and $8.1 million for the fourth quarter with capital maintenance expenditures of approximately $3.7 million for the year and $2.0 million for the fourth quarter;

•	Capital project expenditures of approximately $0.3 million for the year and $0.0 million for the fourth quarter;

•	Blended income tax rate at the TRS entities of 44%;

•	LIBOR is based on the forward yield curve;

•	Real estate depreciation of approximately $96.1 million for the year and $24.9 million in the fourth quarter;

•	Non-real estate depreciation of approximately $13.5 million for the year and $3.4 million in the fourth quarter;

•	Expense related to acquired PNK land lease rights of approximately $6.2 million for the year and $2.3 million in the fourth quarter;

•	Equity-related employee compensation affecting Adjusted EBITDA includes the following:

◦
Expense of approximately $1.5 million for the year and $0.3 million for the fourth quarter related to cash-settled equity compensation awards issued pre-spin, which will be fully vested by the first quarter of 2017;

◦
Expense of approximately $4.5 million for the year and $0.0 million for the fourth quarter for payments in lieu of dividends on vested stock options issued pre-spin, which concluded with the third quarter dividend;

•
Equity-related employee compensation that does not affect Adjusted EBITDA includes non-cash expense of approximately $18.4 million for the year and $4.6 million for the fourth quarter for restricted stock awards;

•
Interest expense includes approximately $11.6 million for the year and $3.3 million for the fourth quarter of debt issuance costs amortization for existing debt and $3.5 million for the year and $0.0 million for the fourth quarter for amortization of fees for the bridge loan related to the PNK transaction;

•
For the purpose of the dividend calculation, AFFO is reduced by approximately $5.3 million for the full year and $0.9 million for the fourth quarter prior to calculation of the dividend to account for dividends on shares that will be outstanding after options held by employees are exercised;

•
The basic share count is approximately 178.6 million shares for the year and 208.0 million shares for the fourth quarter and the fully diluted share count is approximately 180.8 million shares for the year and 209.7 million shares for the fourth quarter; and

•	Share counts exclude any additional shares that may be sold under the ATM program in the fourth quarter;

•	Estimated cash proceeds from the exercise of employee stock options of $120.7 million for the year and $18.1 million for the fourth quarter.

	Three Months Ending December 31,		Full Year Ending December 31,
(in millions, except per share data)	2016 Guidance	2015 Actual	Revised 2016 Guidance	Prior 2016 Guidance	2015 Actual
Net Revenue	$238.6	$128.7	$828.1	$822.0	$575.1
Net Income	$91.2	$29.8	$286.8	$283.8	$128.1
Funds From Operations (1)	$116.1	$53.7	$382.5	$378.4	$223.8
Adjusted Funds From Operations (2)	$162.0	$80.6	$539.2	$531.8	$321.8
Adjusted EBITDA (3)	$215.5	$109.9	$718.7	$709.6	$440.0

Net income, per diluted common share	$0.44	$0.25	$1.59	$1.57	$1.08

(1)         FFO is net income, excluding (gains) or losses from sales of property and real estate depreciation as defined by NAREIT.

(2)         AFFO is FFO, excluding stock based compensation expense, debt issuance costs amortization, other depreciation, amortization of land rights, straight-line rent adjustments and direct financing lease adjustments, reduced by capital maintenance expenditures.

(3)         Adjusted EBITDA is net income excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, stock based compensation expense, straight-line rent adjustments, direct financing lease adjustments and the amortization of land rights.

Conference Call Details

The Company will hold a conference call on November 8, 2016 at 10:00 a.m. (Eastern Time) to discuss its financial results, current business trends and market conditions.

Webcast

The conference call will be available in the Investor Relations section of the Company's website at www.glpropinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company’s website.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.
Domestic: 1-877-407-0784
International: 1-201-689-8560

Conference Call Playback:

Domestic: 1-877-870-5176
International: 1-858-384-5517
Passcode: 13647100
The playback can be accessed through November 15, 2016.

Disclosure Regarding Non-GAAP Financial Measures

Funds From Operations (“FFO”), Adjusted Funds From Operations (“AFFO”) and Adjusted EBITDA, which are detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and as internal measures of business operating performance, which is used for a bonus metric. The Company believes FFO, AFFO, and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of the Company’s current business.  This is especially true since these measures exclude real estate depreciation, and we believe that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. In addition, in order for the Company to qualify as a REIT, it must distribute 90% of its REIT taxable income annually. The Company adjusts AFFO accordingly to provide our investors an estimate of taxable income for this distribution requirement. Direct financing lease adjustments represent the portion of cash rent we receive from tenants that is applied against our lease receivable and thus not recorded as revenue and the amortization of land rights represents the non-cash amortization of the value assigned to the Company's assumed ground leases.

FFO, AFFO and Adjusted EBITDA are non-GAAP financial measures, that are considered a supplemental measure for the real estate industry and a supplement to GAAP measures. NAREIT defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding (gains) or losses from sales of property and real estate depreciation.  We have defined AFFO as FFO excluding stock based compensation expense, debt issuance costs amortization, other depreciation, amortization of land rights, straight-line rent adjustments and direct financing lease adjustments, reduced by capital maintenance expenditures. Finally, we have defined Adjusted EBITDA as net income excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, stock based compensation expense, straight-line rent adjustments, direct financing lease adjustments and the amortization of land rights.

FFO, AFFO and Adjusted EBITDA are not recognized terms under GAAP.  Because certain companies do not calculate FFO, AFFO, and Adjusted EBITDA in the same way and certain other companies may not perform such calculation, those measures as used by other companies may not be consistent with the way the Company calculates such measures and should not be considered as alternative measures of operating profit or net income. The Company’s presentation of these measures does not replace the presentation of the Company’s financial results in accordance with GAAP.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI elected to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year and is the first gaming-focused REIT.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our financial outlook for the fourth quarter of 2016 and the full 2016 fiscal year and our expectations regarding future acquisitions and dividend payments. Forward looking statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing GLPI’s planned acquisitions or projects; GLPI's ability to maintain its status as a REIT; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

Additional Information

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. In connection with the establishment of its ATM Program, the Company filed with the SEC a prospectus supplement dated August 9, 2016 to the prospectus contained in its effective Registration Statement on Form S-3 (No. 333-210423), filed with the SEC on March 28, 2016.  This communication is not a substitute for the filed Registration Statement/prospectus or any other document that the Company may file with the SEC or send to its shareholders in connection with the proposed transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROSPECTUS THAT HAVE BEEN FILED WITH THE SEC AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. You may obtain free copies of the registration statement/prospectus and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company are available free of charge on the Company’s investor relations website at investors.glpropinc.com or by contacting the Company’s investor relations representative at (203) 682-8211.

Contact

Investor Relations – Gaming and Leisure Properties, Inc.

Kara Smith
T: 646-277-1211
Email: Kara.Smith@icrinc.com

Bill Clifford
T: 610-401-2900
Email: Bclifford@glpropinc.com

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Rental income	$160,664	$97,754	$402,980	$293,597
Income from direct financing lease	18,155	—	30,786	—
Real estate taxes paid by tenants	20,438	13,778	47,938	40,071
Total rental revenue and income from direct financing lease	199,257	111,532	481,704	333,668
Gaming	32,770	34,915	103,692	108,425
Food, beverage and other	2,613	2,794	8,221	8,464
Total revenues	234,640	149,241	593,617	450,557
Less promotional allowances	(1,365)	(1,449)	(4,161)	(4,193)
Net revenues	233,275	147,792	589,456	446,364
Operating expenses
Gaming	18,080	19,357	56,119	58,644
Food, beverage and other	2,037	2,128	6,174	6,489
Real estate taxes	20,866	14,174	49,148	41,138
General and administrative	21,821	19,285	64,988	64,546
Depreciation	27,165	27,557	81,267	82,585
Total operating expenses	89,969	82,501	257,696	253,402
Income from operations	143,306	65,291	331,760	192,962

Other income (expenses)
Interest expense	(52,880)	(31,226)	(132,217)	(90,373)
Interest income	481	581	1,652	1,761
Total other expenses	(52,399)	(30,645)	(130,565)	(88,612)

Income from operations before income taxes	90,907	34,646	201,195	104,350
Income tax expense	1,307	1,417	5,582	6,001
Net income	$89,600	$33,229	$195,613	$98,349

Earnings per common share:
Basic earnings per common share	$0.43	$0.29	$1.15	$0.86
Diluted earnings per common share	$0.43	$0.28	$1.14	$0.83

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Operations
(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended September 30,		Three Months Ended September 30,
	2016	2015	2016	2015
Real estate	$199,257	$111,532	$201,600	$102,353
GLP Holdings, LLC. (TRS)	34,018	36,260	7,899	8,627
Total	$233,275	$147,792	$209,499	$110,980

	NET REVENUES		ADJUSTED EBITDA
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Real estate	$481,704	$333,668	$475,466	$301,515
GLP Holdings, LLC. (TRS)	107,752	112,696	27,715	28,648
Total	$589,456	$446,364	$503,181	$330,163

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
General and Administrative Expenses
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Real estate general and administrative expenses (1) (2)	$16,203	$13,521	$48,393	$46,665
GLP Holdings, LLC. (TRS) general and administrative expenses (2)	5,618	5,764	16,595	17,881
Total	$21,821	$19,285	$64,988	$64,546

(1)         Includes stock based compensation of $5.3 million and $19.6 million for the three and nine months ended September 30, 2016, respectively, and $7.2 million and $24.6 million for the three and nine months ended September 30, 2015, respectively.

(2) General and administrative expenses include payroll related expenses, insurance, utilities, professional fees and other administrative costs.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
CONSOLIDATED
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$89,600	$33,229	$195,613	$98,349
(Gains) or losses from dispositions of property	(445)	22	(460)	89
Real estate depreciation	23,802	23,867	71,164	71,718
Funds from operations	$112,957	$57,118	$266,317	$170,156
Straight-line rent adjustments	14,517	13,957	42,429	41,869
Direct financing lease adjustments	18,004	—	30,529	—
Other depreciation (1)	3,363	3,690	10,103	10,867
Amortization of land rights	2,311	—	3,852	—
Debt issuance costs amortization	3,257	3,691	11,889	7,730
Stock based compensation	4,641	4,153	13,804	12,658
Maintenance CAPEX (2)	(496)	(382)	(1,693)	(2,108)
Adjusted funds from operations	$158,554	$82,227	$377,230	$241,172
Interest, net	52,399	30,645	130,565	88,612
Income tax expense	1,307	1,417	5,582	6,001
Maintenance CAPEX (2)	496	382	1,693	2,108
Debt issuance costs amortization	(3,257)	(3,691)	(11,889)	(7,730)
Adjusted EBITDA	$209,499	$110,980	$503,181	$330,163

(1) Other depreciation includes both real estate and equipment depreciation from the Company's taxable REIT subsidiaries as well as equipment depreciation from the REIT subsidiaries.

(2) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
REAL ESTATE and CORPORATE (REIT)
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$88,261	$31,626	$189,016	$91,777
(Gains) or losses from dispositions of property	(471)	10	(471)	56
Real estate depreciation	23,802	23,867	71,164	71,718
Funds from operations	$111,592	$55,503	$259,709	$163,551
Straight-line rent adjustments	14,517	13,957	42,429	41,869
Direct financing lease adjustments	18,004	—	30,529	—
Other depreciation (1)	526	470	1,573	1,405
Amortization of land rights	2,311	—	3,852	—
Debt issuance costs amortization	3,257	3,691	11,889	7,730
Stock based compensation	4,641	4,153	13,804	12,658
Maintenance CAPEX	—	—	—	—
Adjusted funds from operations	$154,848	$77,774	$363,785	$227,213
Interest, net (2)	49,799	28,045	122,764	80,811
Income tax expense	210	225	806	1,221
Maintenance CAPEX	—	—	—	—
Debt issuance costs amortization	(3,257)	(3,691)	(11,889)	(7,730)
Adjusted EBITDA	$201,600	$102,353	$475,466	$301,515

(1) Other depreciation includes equipment depreciation from the Company's REIT subsidiaries.

(2)         Interest expense, net is net of intercompany interest eliminations of $2.6 million and $7.8 million for both the three and nine months ended September 30, 2016 and 2015, respectively.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
GLP HOLDINGS, LLC (TRS)
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$1,339	$1,603	$6,597	$6,572
Losses from dispositions of property	26	12	11	33
Real estate depreciation	—	—	—	—
Funds from operations	$1,365	$1,615	$6,608	$6,605
Straight-line rent adjustments	—	—	—	—
Direct financing lease adjustments	—	—	—	—
Other depreciation (1)	2,837	3,220	8,530	9,462
Amortization of land rights	—	—	—	—
Debt issuance costs amortization	—	—	—	—
Stock based compensation	—	—	—	—
Maintenance CAPEX (2)	(496)	(382)	(1,693)	(2,108)
Adjusted funds from operations	$3,706	$4,453	$13,445	$13,959
Interest, net	2,600	2,600	7,801	7,801
Income tax expense	1,097	1,192	4,776	4,780
Maintenance CAPEX (2)	496	382	1,693	2,108
Debt issuance costs amortization	—	—	—	—
Adjusted EBITDA	$7,899	$8,627	$27,715	$28,648

(1) Other depreciation includes both real estate and equipment depreciation from the Company's taxable REIT subsidiaries.

(2) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.